Exhibit 9(iii) under Form N-1A
                                        Exhibit 10 under Item 601/Reg. S-K

                       AMENDMENT NO. 1 TO SCHEDULE C
          FUND ACCOUNTING AND SHAREHOLDER RECORDKEEPING AGREEMENT


     This Amendment No. 1 to Schedule C of the Fund Accounting and Shareholder Recordkeeping Agreement is made and entered into as of July 1, 1993 by and between the Marshall Funds, Inc. (the `Company'') and
Federated Shareholder Services Company, (formerly Federated Services Company (`Services'')), a Delaware business trust.

     WHEREAS, the Company and Services entered into a Fund Accounting and Shareholder Recordkeeping Agreement dated September 14, 1992 (the
`Agreement''); and

     WHEREAS, the Company and Services have agreed to amend the Agreement in certain respects;

     NOW THEREFORE, the parties intending to be legally bound agree as follows:

     1.Schedule C to the Agreement is amended by deleting the Schedule C and replacing it with the following:

                                SCHEDULE C
                             FEES AND EXPENSES
                         SHAREHOLDER RECORDKEEPING


I.GROUP I SERVICES
Base Fee* (Annual fee per fund, class or other subdivision) $24,000 Account Fee* (Annual account charge)
  (includes system access and funds control and reconcilement)
  -  Daily dividend fund                                $16.00
  -  Monthly dividend fund                              $10.00
  -  Quarterly dividend fund                            $10.00
  -  Contingent Deferred Sales Charge (Additionally)    $5.00
        (monthly and quarterly funds only)
  -  Closed Accounts*                                   $1.20
Termination Fee (One time charge per fund, class or other subdivision)
  $20,000


II.  GROUP II SERVICES
Other Account Fees* (Annual account charge - Services or features not covered above)
  -  Account Activity Processing                        $3.50
     (including account establishment, transaction and maintenance processing)
  -  Account Servicing                                  $4.50
     (includes shareholder servicing and correspondence)
  * All fees are annualized and will be prorated on a monthly basis for billing purposes. Out-of-pocket expenses are not covered by these fees.

  WITNESS the due execution hereof this November 1, 1996.

Attest:                            MARSHALL FUNDS, INC.



/s/ Peter J. Germain               By/s/ Joseph S. Machi
Secretary                            Vice President
Attest:                            FEDERATED SHAREHOLDER SERVICES COMPANY
                                   (formerly Federated Services Company)



/s/ Thomas J. Ward                 By:/s/ R. Jeffrey Niss
    Secretary                             President